Exhibit 10.3

March 15, 2010

Robert Chilton
30020 Torre Pines Place
Agoura Hills, CA 91301

Re:  Separation Agreement and Release

Dear Mr. Chilton:

This confirms your voluntary resignation from your employment with HemaCare Corporation (“HemaCare” or the “Company”), effective March 26, 2010.  The Company is agreeable to providing you Severance, in accordance with, and if you accept, the terms of this Agreement, which are as follows:

1.           On March 26, 2010, you will receive your final paycheck for all wages and accrued, unused paid time off.  You acknowledge that throughout your employment, you timely received all wages, paid time off, expense reimbursements, bonuses, stock options, monies and benefits to which you were entitled and that no additional monies of any kind are owed to you as a result of your employment at or separation from the Company.  You understand and agree that you have up to the earlier of (i) three months from March 26, 2010 (i.e., the last day of your employment with HemaCare), or (ii) the expiration date of the original option term, in which to exercise any stock options that may have vested during your employment.

2.           Provided you first sign this Agreement and comply with its terms, and provided that you do not first revoke this Agreement within the Revocation Period provided in Section 8 below, HemaCare will pay you One Hundred, Fifteen Thousand Dollars and no/100 ($115,000.00) (“Severance”), less applicable withholdings in one lump sum payment thirty -five (35) days after you execute and do not revoke this Agreement.  You agree that the Severance is additional consideration and is in exchange for this Agreement.  You agree that the Company is not offering Severance in recognition of any obligation to do so.  You shall be responsible for all tax liability, if any, with respect to your receipt of this consideration and the Severance.  Please note, the Company is not agreeing to pay you Severance as an admission of liability on its part and you agree that it shall not be deemed or construed as an admission of liability by the Company.

3.           In consideration for the Severance, you, on your own behalf and on behalf of your spouse, heirs, executors, administrators, successors and assigns and all persons acting by, through and under or in concert with them, or any of them (hereinafter collectively referred to as "Releasors") hereby release, acquit, and forever discharge HemaCare and each of its parents, subsidiaries, affiliates, predecessors, successors, agents, servants, employees, officers, directors, executives, trustees, partners, principals, owners, stockholders, representatives, insurers, investors, members, independent contractors, customers, attorneys, experts, related companies, joint venturers, assigns and any and all of their associated, affiliated or released persons or entities of any type or nature whatsoever, whether current or former (hereinafter collectively referred to as "Releasees") of and from any and all manner of claims, causes of action, lawsuits, charges, complaints, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, attorneys' fees, costs and expenses of any nature whatsoever, in law, equity or otherwise, whether known or unknown, including, but not limited to, any, and all actions, lawsuits, charges, complaints, and claims whether based on violation of any federal, state, municipal, local statute or ordinance, and specifically including, but not limited to claims for violation of the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and further including any regulation of an administrative agency or government authority, relating to discrimination in employment, breach of contract (express or implied), wrongful termination of employment, any form of harassment, breach of fiduciary duty, infliction of emotional distress, retaliation, misrepresentation, defamation, interference with contract or prospective economic advantage, invasion of privacy, and any other statutory or non-statutory tort or contractual claim (hereinafter called "Released Claims"), which Releasors have or may have against Releasees, or any of them by reason of any alleged conduct, acts, omissions, cause or any transaction whatsoever from the beginning of time to the date of the execution of this Agreement.  In view of the fact that you received all wages and other compensation earned and due, Released Claims also includes claims for wages or other compensation, severance pay, compensation as a result of a change of control, stock options, bonuses, commissions, paid time off, allowances, penalties, insurance, expense reimbursements or any other fringe benefit.

4.           Effective upon your execution of this Agreement and provided you do not revoke this Agreement with the Revocation Period provided in Section 8 below, HemaCare releases, acquits, and forever discharges you of and from any and all manner of claims, causes of action, lawsuits, charges, complaints, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, attorneys' fees, costs and expenses of any nature whatsoever, in law, equity or otherwise, whether known or unknown, which HemaCare has or may have against you by reason of any alleged conduct, acts, omissions, cause or any transaction whatsoever from the beginning of time to the date of the execution of this Agreement.  Notwithstanding the foregoing, nothing in this Agreement constitutes or acts as a waiver or release of any unlawful conduct committed by you.

5.           You understand and agree the term Released Claims includes all claims of every nature, and waive application of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which you do not know or suspect to exist at the time of the execution of this Agreement and that this Agreement contemplates the extinguishment of all claims, whether known or unknown.  Thus, you hereby expressly waive any right thereunder, as well as under any other statute or law of similar effect.

6.           You warrant you have no claim cognizable under the workers' compensation system; you are making no such claim; you have no knowledge of any facts giving rise to any such claim; you have never had treatment for any work related injury or illness; you have not missed any time from work because of a work-related injury or illness during your tenure with the Company; and you have not suffered any work related stress nor had any psychic injury.

7.           You represent and warrant there is no pending or threatened suit, proceeding or compliance review before any court, government agency, arbitrator or workers’ compensation appeals board with respect to any Released Claims.

8.           You understand and agree that, by entering into this Agreement, you (i) are waiving any rights or claims you might have under the AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT; (ii) have received consideration beyond that which you were previously entitled, that being Severance; (iii) ARE HEREBY BEING ADVISED AND ACKNOWLEDGE BEING ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT; (iv) are not waiving any rights or claims that may arise after the date this Agreement is executed; and (v) though you may sign this Agreement earlier if you so choose, you have been afforded the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) calendar days prior to the execution of this Agreement.  You may revoke this Agreement (by written notice to the Company) for a period of seven (7) calendar days after the execution of this Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by you (the “Revocation Period”).  You acknowledge that if you do not sign this Agreement within the twenty-one (21) day period referenced above or if you revoke the Agreement within the Revocation Period, you shall not be entitled to the Severance.

9.           You acknowledge and agree that, effective March 26, 2010, you shall be deemed to have resigned from all positions with the Company, including but not limited to your position as Executive Vice President and Chief Financial Officer and as a member of HemaCare’s Board of Directors, and released all signature powers and other powers and authorities then held with HemaCare or any HemaCare affiliate.

10.           You agree to fully cooperate with HemaCare in all matters relating to the winding up of pending work on behalf of HemaCare and the orderly transfer of work to other HemaCare executives, directors or employees.  You also agree to cooperate in the prosecution or defense of any action brought by any third party against HemaCare that relates in any way to your acts or omissions while employed by HemaCare.  Should you provide such assistance after your employment ends, HemaCare will compensate you for the reasonable value of your services rendered.

11.            By signing below, you acknowledge and represent that you returned all property belonging to the Company.  This includes, but is not limited to, any and all of the following that may have been in your possession, custody or control: customer records and information, employee records and information, financial records and information, corporate documents (including but not limited to Board meeting minutes, bylaws, articles of incorporation), keys, computer equipment, software, equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data) and all copies.

12.           You acknowledge and agree that all benefits to which you were otherwise entitled shall cease March 26, 2010, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of HemaCare or required by law.

13.           If your prospective employers want to verify your employment, you agree to direct them only to the Chairman of the Board.  In response to inquiries about your employment at the Company, the Company will limit its response to stating only that our policy prohibits us from responding to reference requests, other than to confirm and provide dates of employment, job title and salary history.  You authorize the Company to disclose this information.

14.           You agree you shall not, at any time, for your own benefit or for the benefit of any other person or entity, use, disclose or disseminate (either directly or indirectly) any of the Company’s proprietary or confidential information, including but not limited to all customer and financial information.  You also agree to keep this Agreement and each of its terms, and the negotiations surrounding it, confidential and shall not disclose any of the foregoing, for any reason, at any time, without the Company’s prior consent, unless required by law.  If disclosure is required by law, you shall promptly provide written notice to the Company so the Company may have the opportunity to oppose.  Notwithstanding the foregoing, you may disclose this Agreement for legitimate business reasons, to your legal, financial and tax advisors, provided they first agree to be bound by this provision.

15.           If any action is brought to declare as to the effect or to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs of suit.

16.           You agree you have not previously and will not in the future assign or otherwise dispose of any Released Claims or any rights or obligations under this Agreement.

17.           The parties agree that this Agreement contains the entire agreement of the parties hereto, and supersedes all other agreements and understandings, whether written or oral, including but not limited to your October 2, 2003, September 30, 2008 and December 31, 2008 employment agreements and December 31, 2008 change of control agreement.  The parties further agree that any amendments or modifications to this Agreement must be in writing and signed by authorized representatives of both parties to be valid.  Nothing in this Agreement is intended to supersede any of the parties’ post-termination rights and obligations pursuant to the parties’ November 9, 2007 Indemnification Agreement.

18.           Except for the release and confidentiality provisions, if any term, provision, covenant or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, such decision shall not affect the validity of any remaining portion, and the remaining portion shall stand in full force and effect, and shall in no way be affected, impaired or invalidated.

19.           This Agreement is made and entered into in the state of California and shall be construed and enforced in accordance with the laws of the state of California.

20.           You represent and warrant that you fully understand this Agreement and its final and binding effect; you have been advised to and afforded sufficient time and opportunity to review this Agreement with an attorney or other advisor of your choice, or to refrain from seeking the advice of counsel, confident that you fully understand this Agreement; you had an opportunity to negotiate with regard to the terms of this Agreement; you are fully competent to manage your own business affairs and to enter into this Agreement; and you signed this Agreement knowingly, freely and voluntarily.  You also acknowledge that your execution of this Agreement is not the result of any duress, mistake, or undue influence and that you are not relying on any inducements, promises, or representations other than as stated in this Agreement.

Sincerely yours,

/s/ Steven Gerber
Steven B. Gerber, M.D.
Chairman of the Board

I understand and agree to the above terms:

/s/ Robert S. Chilton
Robert Chilton	Date Signed: March 15, 2010